EXHIBIT 23(A)



CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated August 30, 2004, included in TII Network Technologies, Inc.'s Form 10-K for the year ended June 25, 2004, and to all references to our firm included in this registration statement.


/s/ KPMG LLP

Melville, New York
November 9, 2004